UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 2, 2008

Pierre Foods, Inc.

(Exact name of Registrant as specified in its charter)

North Carolina	0-7277	56-0945643
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

9990 Princeton Road, Cincinnati, OH		45246
(Address of principal executive offices)		(Zip code)

513-874-8741

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition

On June 2, 2008, Pierre Foods, Inc. (the “Company” or “Pierre”) issued the press release attached as Exhibit 99.1 to this Current Report on Form 8-K.  Exhibit 99.1 is furnished pursuant to Item 2.02 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 2.04       Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 2, 2008, the Company received a notice from Wachovia Bank, the administrative agent under the Credit Agreement dated June 30, 2004 among Pierre Merger Corp., as the initial borrower, Pierre Foods, Inc., as the successor borrower, Wachovia Bank, National Association, as administrative agent, swing line lender, an L/C issuer, and collateral agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and the Lenders party thereto, as amended by Amendment No. 1 dated April 3, 2006, Amendment No. 2 dated August 21, 2006, Amendment No. 3 dated December 11, 2006, and Amendment No. 4 and Waiver No. 2 dated October 10, 2007 (the “Credit Agreement”), that effective February 29, 2008, the outstanding balance under the Credit Agreement will bear interest at the default rate, which is 2% above the non-default rate.  The notice was issued as a result of the Company’s notification to the administrative agent that the Company was not able to meet the financial covenants contained in the Credit Agreement for the quarter ended March 1, 2008.  As of May 31, 2008, the Company had approximately $240 million of borrowings outstanding under the Credit Agreement.

Item 8.01   Other Events

The Company has retained Perella Weinberg Partners LP as a financial advisor to assist in evaluating its strategic and restructuring alternatives.

Item 9.01   Financial Statements and Exhibits

(d)           Exhibits

99.1                                             Press Release issued June 2, 2008 by Pierre Foods, Inc.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PIERRE FOODS, INC.

Date: June 2, 2008	By:	/s/ Cynthia S. Hughes
Cynthia S. Hughes
Chief Financial Officer